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                          CONSENT OF INDEPENDENT AUDITORS



Board of Directors
Jay Financial Corporation
Portland, Indiana

We consent to the inclusion in the Registration Statement Form S-4 and Prospectus of First Merchants Corporation, relating to the issuance of securities in the proposed merger of Jay Financial Corporation into First Merchants Corporation, of our report, dated January 8, 1998, except for Note 15, as to which the date is August 20, 1998, on the consolidated financial statements of Jay Financial Corporation as of December 31, 1997 and 1996 and for the years then ended. We also consent to the reference to our firm appearing under the heading "Experts" in the Prospectus.


                              Crowe, Chizek and Company LLP


December 28, 1998
Indianapolis, Indiana



                                      Ex.23(b)-1